EXHIBIT 99.0

Nuclear Solutions, Inc. Appoints Chief Executive Officer

WASHINGTON,    D.C.--(BUSINESS    WIRE)-June   25,   2003-   Nuclear   Solutions
Inc.(OTCBB:NSOL) recently appointed Patrick Herda as President and Chief Executive Officer.

Mr. Herda served the company in the position of Vice President of Business Development since September of 2001, and as a director and CFO since June of 2002. He was appointed to the CEO position to further align the company's management structure with the vision and mission of the company.

Mr. Herda is experienced with all aspects of Nuclear Solutions's operations and is a primary architect of the company's new business model. With a broad scientific and technical background, he is also an active participant in the scientific research and development efforts of the company.

"I am committed to building value in the company through the development of problem-solving technologies for the industries we serve. I believe that Nuclear Solutions has an opportunity for a unique role of technological leadership in the energy, defense, and nanotechnology sectors," said Patrick Herda.

John Dempsey, the former CEO, will remain a director and will assume the position of Vice President for Industry and Military Relations.

Mr. Herda stated, "I consider it a privilege to serve with such a committed and accomplished leader as John Dempsey has been for the company over the last year, and I am honored that the board has chosen me to be President and CEO."

For additional information, visit www.nuclearsolutions.com.

Safe Harbor Statement- Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and may contain forward-looking statements, with words such as "Anticipate, "believe," "expect," "future," "may," "will," "should," "plan," "projected," "intend," and similar expressions to identify forward-looking statements. These statements are based on the Company's beliefs and the assumptions it made using information currently available to it. Because these statements reflect the Company's current views concerning future events, the public is cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those projected in the forward- looking statements as a result of various factors. Factors that could adversely affect actual results and performance include, among others, the Company's limited operating history, dependence on key management, financing requirements, technical difficulties commercializing any projects, government regulation, technological change and competition. In any event, undue reliance should not be placed on any forward-looking statements, which apply only as of the date of this press release. Accordingly, reference should be made to the Company's periodic filings with the Securities and Exchange Commission.

CONTACT: For Nuclear Solutions, Inc.
John Dempsey 202-772-3133
info@nuclearsolutions.com

For Due Diligence Packages Contact:
Paul Kuntz 800-518-1988

paulk@topstock.com